Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated September 12, 2007
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PK47

Principal Amount (in Specified Currency): $60,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so. Issue Price: 100%
Trade Date: September 12, 2007
Original Issue Date: September 24, 2007
Stated Maturity Date: September 24, 2009

Interest Rate: 5.20% per annum
Interest Payment Dates: Semi-annually on each March 24 and September 24, commencing March 24, 2008

Net Proceeds to Issuer: 100.0%
Agent's Discount or Commission: 0.0%. The Agent or its affiliate will enter into swap transactions with TMCC to hedge TMCC's obligations under the Notes.
Agent: Lehman Brothers Inc.
Agent's Capacity:
	[ ] Agent
	[X] Principal

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual
Business Day Convention:  Following, unadjusted

Redemption: The Notes are subject to redemption by TMCC, in whole, but not in part, at par on the Redemption Dates and subject to the Notice of Redemption stated below.
Redemption Dates: March 24, 2008 and each Interest Payment Date thereafter Notice of Redemption: The redemption of the Notes is subject to not less than 10 calendar days' prior notice

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:




Original Issue Discount:	 No
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $100,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated

   Investing in the Notes involves a number of risks. See the risks described in "Risk Factors" on page S-3 of the Prospectus Supplement.

PLAN OF DISTRIBUTION
   Under the terms of and subject to the conditions of an Appointment Agreement dated April 25, 2007 and an Appointment Agreement
Confirmation dated September 12, 2007 between TMCC and Lehman
Brothers Inc., Lehman Brothers Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell the notes identified herein.
   No action has been taken by TMCC that would permit a public offering of the notes or possession or distribution of this Pricing Supplement, the Prospectus Supplement, the Prospectus or any other offering material relating to the notes in any jurisdiction, other than the United States, where action for that purpose is required.